EXHIBIT 10.2
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
THIS THIRD AMENDMENT (this “Amendment”) is made as of the 28th day of December, 2010 to that certain EMPLOYMENT AGREEMENT, dated as of June 3, 2008, as heretofore amended (collectively, the “Employment Agreement”), by and between GARY MERRY (“Executive”) and JOS. A BANK CLOTHIERS, INC. (“Employer”).
FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Employer and Executive, being the sole parties of the Employment Agreement, hereby amend the Employment Agreement and agree as follows:
1. Section 3.2 is amended to substitute the following for the sentence which reads “The Bonus earned for any Bonus Year shall be payable promptly following the determination thereof, but in no event later than 90 days following the end of each Bonus Year.”:
The Bonus earned for any Bonus Year shall be payable promptly following the determination thereof after the end of the Bonus Year, but in no event later than two and one-half (2 1/2) months following the end of each Bonus Year.
2. Section 4.3 is amended in its entirety to read as follows:
Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement effective immediately for “good reason”. For the purposes hereof, “good reason” means any material breach by Employer of any provision of this Agreement which, if susceptible of being cured, is not cured within thirty (30) days of delivery of notice thereof to Employer by Executive; it being agreed, however, that the cure period applicable to any failure timely to pay (or any reduction in) compensation or benefits paid or payable to Executive pursuant to the provisions of Section 3 hereof shall be limited to seven (7) days after delivery of notice thereof to Employer. Without limitation of the generality of the foregoing, each of the following shall be deemed to be a material breach of this Agreement by Employer: (x) any failure timely to pay (or any reduction in) compensation (including benefits) paid or payable to Executive pursuant to the provisions of Section 3 hereof; (y) any reduction in the duties, responsibilities or perquisites of Executive as provided in this Employment Agreement and (z) any transfer of the Company’s principal executive offices outside the geographic area described in Section 2.2 hereof or requirement that Executive principally perform his duties in other than such office. The parties acknowledge and agree that as of the date hereof, no event has occurred giving Executive “good reason” to terminate the Employment Period. The parties further acknowledge that a material breach owing to the failure to timely pay compensation or benefits to Executive was never intended to include an administrative or ministerial lapse by Employer resulting in an inadvertent delay of such payment and that the foregoing seven (7) day cure period will serve to permit the Employer to correct such a lapse.

3. A new Section 5.7 is added which provides as follows:
5.7 Section 409A. It is the intent of this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (“Code”) and any ambiguities herein will be interpreted and this agreement will be administered to so comply. Each installment payment under Sections 4.1, 5.1 and 5.3 shall be regarded as a separate payment for purposes of Code Section 409A.
(i) Termination Payments. If any compensation to be paid to Executive under Section 5 is “nonqualified deferred compensation” subject to Code Section 409A, such compensation shall be paid no earlier than the date of Executive’s “separation from service” from the Company within the meaning of Code Section 409A(a)(2)(A)(i). If the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s termination of employment, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable as a result of, and within the first six (6) months following, the Executive’s “separation from service”, and not by reason of another event under Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the Executive’s separation from service or, if earlier, the date of Executive’s death.
(ii) Reimbursements. Consistent with the requirements of Section 409A of the Code, to the extent that any expense reimbursement or in-kind benefit provided to Executive under the Employment Agreement is taxable, unless stated otherwise: (i) reimbursements and in-kind benefits will be provided only for expenses incurred during the Executive’s employment with the Employer; (ii) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense must be made no later than the last day of calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect according to its terms. To the extent of any conflict between the terms of this Amendment and the terms of the remainder of the Employment Agreement, the terms of this Amendment shall control and prevail. Capitalized terms used but not defined herein shall have those respective meanings attributed to them in the Employment Agreement. This Amendment shall hereafter be deemed a part of the Employment Agreement for all purposes. The terms of employment set forth in this Amendment have been approved by the Compensation Committee of the Board of Directors of the Employer.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

JOS. A. BANK CLOTHIERS, INC.

By	/s/ CHARLES D. FRAZER Charles D. Frazer,	/s/ GARY MERRY GARY MERRY
Senior Vice President-General Counsel